Exhibit 5.1

February 12, 2021

Agilysys, Inc.

1000 Windward Concourse, Suite 250

Alpharetta, Georgia 30005

Re:	Registration Statement on Form S-8 — Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated, and Agilysys, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

Agilysys, Inc., an Ohio corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 4,335,278 Common Shares, without par value, of the Company (the “Common Shares”), consisting of (i) 3,835,278 Common Shares to be issued from time to time pursuant to the terms of the Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated (the “2020 Plan”), and (2) 500,000 Common Shares to be issued from time to time pursuant to the terms of the Agilysys, Inc. Employee Stock Purchase Plan (together with the 2020 Plan, the “Plans”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) the Company’s Amended Articles of Incorporation, as amended, and Amended Code of Regulations, each in the form filed as exhibits with the Commission, (b) the Plans, each in the form filed as an exhibit to this Registration Statement, and (c) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to and in accordance with the Plans and the agreements that accompany each of the Plans, the Common Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Common Shares pursuant to the Plans will be in full force and effect at all times at which the Common Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the 2020 Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors in accordance with applicable law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP